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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of the 6th day of June, 2001, between Carreker Corporation, a Delaware corporation (the "COMPANY"), and Joseph M. Rowell. ("MR. ROWELL")

                                    RECITALS

      Mr. Rowell agreed to commence employment by the Company effective as of the Closing. This Agreement sets forth in definitive form the terms of Mr. Rowell's employment by the Company.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the Company and Mr. Rowell hereby agree as follows:

      1. EMPLOYMENT. The Company will employ Mr. Rowell and Mr. Rowell accepts employment with the Company for a period of three (3) years (the "Initial Period") beginning on the date of closing of the acquisition of Check Solutions Company (a New York General Partnership) by the Company (the "Closing"). This Agreement shall automatically renew for successive one (1) year terms ("Renewal Periods") unless either party notifies the other at least six (6) months in advance of the expiration of the Initial or any Renewal Period. Mr. Rowell's employment may continue after the Initial or any Renewal Period but he will then be deemed an employee at will under Texas law. The obligations of the Company and Mr. Rowell set forth in that certain "Senior Staff Non-Competition Agreement" and in that certain "Senior Staff Confidentiality and Intellectual Property Ownership Agreement" (each as defined in Section 7) (referring to noncompetition, intellectual property rights, trade secrets and confidentiality, respectively) and in Section 8 (referring to termination) will survive termination of Mr. Rowell's employment, regardless of reason, as provided in such agreements. Notwithstanding the foregoing, the Senior Staff Non-Competition Agreement shall not survive termination of Mr. Rowell's employment where such termination, pursuant to Section 8(b), is a result of a breach by the Company for nonpayment of any amounts due hereunder.

      2. DUTIES. Mr. Rowell will be employed initially as President of the Check Solutions group, reporting directly to Michael D. Hansen, head of the Global Solutions division. Mr. Rowell agrees that, to the best of his ability and experience, he will at all times perform such duties and obligations as may be assigned to him, consistent with his position, by Mr. Hansen or his successor.

      Mr. Rowell acknowledges and agrees that the primary location of his employment will be in Memphis, Tennessee or its environs, that he will spend substantial time in Memphis, Tennessee and other locations where the Company transacts (or proposes to transact) business


EMPLOYMENT AGREEEMENT - Page 1
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and undertake such other business travel as is reasonably required in the discharge of his duties set forth below and for the successful operation of the Company.

      3. FULL-TIME EMPLOYMENT. Mr. Rowell's employment will be on a full-time basis, in accordance with standard employee policies of the Company, including the rules of any employee handbook and all other rules and policies the Company might announce from time to time. In addition to such restrictions as are set forth in the Noncompetition, Property Rights and Trade Secrets Agreement referenced herein, Mr. Rowell will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Mr. Rowell may (a) provide incidental assistance to family members on matters of family business; or (b) engage in charitable activities on behalf of civic, educational or other nonprofit organizations; (c) serve with or without compensation on advisory boards of directors; and (d) serve with or without compensation on non-competitor boards of directors; provided in each case that such activities do not conflict with or interfere with Mr. Rowell's normal full-time and first priority obligations to the Company, and provided further that with respect to service on boards of directors of any type, Mr. Rowell shall obtain prior written consent of the Chairman of the Company, which consent shall not be unreasonably withheld or delayed. Mr. Rowell may make personal investments in non-publicly traded corporations, partnerships or other entities that, to the knowledge of the Mr. Rowell, are not at the time of such investment engaged in any business activities competitive with the Company. Notwithstanding anything to the contrary contained in this Agreement, Mr. Rowell may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Mr. Rowell does not at any time own in excess of two percent (2%) of the issued and outstanding stock of any such corporation.

      4.  SALARY; POTENTIAL INCENTIVE COMPENSATION; STOCK OPTIONS.

          (a) SALARY. Mr. Rowell's annual base salary for the Initial or any Renewal Period will be $350,000 unless and until increased as set forth below ("Base Salary"). All Base Salary will be payable on the Company's regular payroll dates, less required withholdings. At least annually, Mr. Rowell's Base Salary shall be reviewed by the Board of Directors or a committee thereof, and, may, in their sole discretion, be increased from time to time during the Initial or any Renewal Period in light of merit, cost of living changes, and base compensation levels for similar executive positions in the Company's industry.

In addition, the Company will pay Mr. Rowell his pro-rata share of his planned 2001 annual Operating Profit Incentive Plan (annual plan of $135,000), computed from January 1, 2001 through the date of Closing. This amount, less required withholdings, will be paid within thirty (30) days of Closing.


EMPLOYMENT AGREEEMENT - Page 2
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          (b)  COMPANY BONUS PLAN.  The target bonus for Mr. Rowell's position for each annual period is set at 70% of Base Salary. For the period from Closing through January 31, 2002, the target bonus for Mr. Rowell will be prorated and earned as follows:

- One fourth of the target bonus will be earned (17.5% of Mr. Rowell's actual Base Salary earned from Closing through January 31, 2002), with such bonus to be paid concurrently with the Company's payment of bonuses to other Company executives, or, if no such bonuses are earned by other Company executives, within thirty (30) days of release of the Company's January 31, 2002 10-K, if:

- The Company is able to recognize at least $45.0 million in revenues from Check Solutions heritage products and services during its fiscal year ended January 31, 2002. This $45.0M revenue objective will be downward adjusted if Carreker and Joe Rowell mutually conclude that for reasons out of the control of Check Solutions that Carreker will not be able to carry forward to its opening balance sheet 100% of Check Solutions Deferred Maintenance balance and at least $6.5M of Check Solutions Deferred Software balance on the date of Closing.

- One fourth of the target bonus will be earned (17.5% of Mr. Rowell's actual Base Salary earned from Closing through January 31, 2002), with such bonus to be paid concurrently with the Company's payment of bonuses to other Company executives, or, if no such bonuses are earned by other Company executives, within thirty (30) days of release of the Company's January 31, 2002 10-K, if:

- The Company is able to recognize at year to date revenues from Check Solutions heritage products and services during the fiscal year ended January 31, 2002 as follows:

-  $ 9,477,000 through July 31, 2001;

-  $25,053,000 through October 31, 2001; and

-  $45,083,000 through January 31, 2002

         These year to date revenue objectives will be downward adjusted if Carreker and Joe Rowell mutually conclude that for reasons out of the control of Check Solutions that Carreker will not be able to carry forward to its opening balance sheet 100% of Check Solutions Deferred Maintenance balance and at least $6.5M of Check Solutions Deferred Software balance on the date of Closing.


- One fourth of the target bonus (17.5% of Mr. Rowell's actual Base Salary earned from Closing through January 31, 2002) will be earned, with such bonus to be paid concurrently with the Company's payment of bonuses to other Company executives, or, if no such bonuses are earned by other Company executives, within thirty (30) days of release of the Company's January 31, 2002 10-K, if:

- The company is able to recognize a mutually agreed upon gross contribution margin for the new Check Solutions group for the period from the date of Closing through January 31, 2002.


EMPLOYMENT AGREEEMENT - Page 3
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   This gross contribution margin will be computed by adding (i) the forecasts of the Carreker core competencies joining CSG (such forecasts to be realistic expectations for the remainder of the fiscal year, as mutually agreed to by Carreker and Joe Rowell); and (ii) the Check Solutions 2001 financial projections provided to the Carreker Board as attached as Exhibit 1 This gross contribution margin will be adjusted downwardif Carreker and Joe Rowell conclude that for reasons out of the control of Check Solutions, Carreker is not able to carry forward to its opening balance sheet 100% of Check Solutions Deferred Maintenance balance and at least $6.5M of Check Solutions Deferred Software balance on the date of Closing.

- One fourth of the target bonus (17.5% of Mr. Rowell's actual Base Salary earned from Closing through January 31, 2002) will be earned, with such bonus to be paid concurrently with the Company's payment of bonuses to other Company executives, or, if no such bonuses are earned by other Company executives, within thirty (30) days of release of the Company's January 31, 2002 10-K, if:

- The company is able to achieve certain integration objectives, which objectives are to be mutually agreed upon by Carreker and Joe Rowell within thirty (30) days from the date of Closing. Carreker and Joe Rowell will also agree upon the allocation of this portion of the target bonus among such integration objectives.

      The Company bonus plan operates on a February 1 through January 31 timeframe. Beginning February 1, 2002, Mr. Rowell will be eligible to participate in this plan and will have the opportunity to earn a bonus when the Company meets certain profitability goals. The target bonus for Mr. Rowell's position for each annual period is set at 70% of Base Salary. Such bonus shall be paid concurrently with the Company's payment of bonuses to other Company executives.

      The Chairman and Chief Executive Officer, with concurrence from the Company's Board of Directors, will determine the actual amount of the target bonus to be received. It is possible to receive more than the target percentage based on the Company exceeding the Incentive Plan and at the discretion of the Chairman and Chief Executive Officer. Mr. Rowell acknowledges that the Company's Board of Directors has complete and sole discretion (exercisable in good faith) to establish and revise any and all of the Company's bonus plans and payout levels; provided, however, that no such action may retroactively alter or limit the amount of any incentive compensation actually received and/or previously earned by Mr. Rowell.

          (c) STOCK OPTIONS. At Closing, Mr. Rowell will receive a non-qualified stock option of 100,000 shares of common stock. The vesting will be a three (3) year schedule, i.e., 1/3rd vesting for each year of continuous employment. The per share option price will be determined as market value (closing price) on the day of grant. If Mr. Rowell should receive stock options on a vesting schedule, all unvested options shall vest immediately upon the occurrence of any of the following: a Change of Control (as defined below), the termination by the Company of Mr. Rowell's employment without Cause, Mr. Rowell's resignation pursuant to Section 8(b) of this Agreement, Mr. Rowell's permanent disability, or Mr. Rowell's death. Each such option shall be issued under and pursuant to the Company's Amended and Restated 1994


EMPLOYMENT AGREEEMENT - Page 4
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Long-Term Incentive Plan, with terms and conditions as provided therein except as expressly provided herein. Mr. Rowell will also be eligible to receive such other options that the Company's Board of Directors shall, in its sole discretion, hereafter determine to grant to him.

            For purposes of this Agreement, a Change of Control shall have occurred if, as the result of a completed tender offer, merger, consolidation, sale of all or substantially all of the Company's assets, acquisition of shares or contested election, or any combination of the foregoing transactions, (a) any person, together with its affiliates and related parties, shall become the owner, beneficially or of record, of more than fifty percent (50%) of the aggregate voting power of the Company, or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the shareholders of the Company was approved by the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company, or (c) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation in which the Company is the surviving entity (other than as a subsidiary or affiliate of another entity) and in which the Board of the Company after giving effect to the merger or consolidation is comprised of a majority of members who are either (i) directors of the Company immediately preceding the merger or consolidation, or
(ii) appointed to the Board of the Company by the Company (or its Board) as an integral part of such merger or consolidation, shall not constitute a Change in Control of the Company; or (d) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a dividend in kind or spin-off type transaction, directly or indirectly, of such assets to the stockholders of the Company.

          (d) ADDITIONAL STOCK OPTION GRANT. On Closing, Mr. Rowell will receive a non-qualified stock option for 66,000 shares of common stock. All shares issued under this option grant will vest in their entirety on the third anniversary of the Closing. The per share option price will be determined as market value (closing price) on the day of grant. All unvested options shall vest immediately upon the occurrence of any of the following: a Change of Control (as defined above), the termination by the Company of Mr. Rowell's employment without cause, Mr. Rowell's resignation pursuant to Section 8(b) of this Agreement, Mr. Rowell's permanent disability, or Mr. Rowell's death. Each such option shall be issued under and pursuant to the


EMPLOYMENT AGREEEMENT - Page 5
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Company's Amended and Restated 1994 Long-Term Incentive Plan, with terms and conditions as provided therein except as expressly provided herein.

      5. BENEFITS. Mr. Rowell will also be entitled to insurance, vacation and other employee benefits commensurate with his position (and reasonably consistent with the benefits afforded other executive officers of the Company) in accordance with the Company's standard employee policies in effect from time to time. Mr. Rowell acknowledges receipt of a summary of the Company's standard employee benefits policies in effect as of the date of this Agreement.

      6. REIMBURSEMENT OF NORMAL BUSINESS EXPENSES. The Company will, in accordance with the Company's policies and practices in effect from time to time, reimburse Mr. Rowell for all other out-of-pocket reasonable business expenses incurred by Mr. Rowell in connection with the performance of his duties under this Agreement, upon submission of the documentation required pursuant to the Company's standard policies and record-keeping procedures. The Company will reimburse Mr. Rowell's out-of-pocket expenses for monthly dues to Southwind or such other country club as may be mutually agreed upon for entertainment and networking. In addition, upon Mr. Rowell's submission of expense documentation in accordance with the Company's standard policies and record-keeping procedures, the Company shall reimburse Mr. Rowell for automobile lease payments for the remainder of the current term of his existing automobile lease.

      7. INTELLECTUAL PROPERTY. Simultaneously with the execution of this Agreement and as a condition of his employment, Mr. Rowell agrees to execute and deliver (if he has not done so already) that certain Senior Staff Non-Competition Agreement between him and the Company, a copy of which is attached to this Agreement as Attachment A, and that certain Senior Staff Confidentiality and Intellectual Property Ownership Agreement between him and the Company, a copy of which is attached to this Agreement as Attachment B.

      8.  TERMINATION.

      (a) BY THE COMPANY. Notwithstanding Section 1, the Company may terminate Mr. Rowell's employment at any time during the Initial or any Renewal Period with or without Cause (as defined below), provided that the Company shall provide Mr. Rowell six months written notice for termination without Cause. The Company shall not be required to provide notice for a termination with Cause, except as set forth herein.

      (b) BY MR. ROWELL. During the Initial or any Renewal Period, Mr. Rowell may terminate his employment upon fifteen (15) days written notice to the Company if he has "Good Reason" (as defined herein) or if the Company is in material breach of this Agreement; provided, however, that such material breach shall permit such termination only if the Company shall have been provided at least 15 days' prior notice and opportunity to cure such material breach. A failure by the Company to pay to Mr. Rowell any amounts due under this Agreement in


EMPLOYMENT AGREEEMENT - Page 6
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accordance with the terms hereof shall be deemed a material breach. Any such termination for Good Reason or material breach shall have the remedy set forth in Section 8(c). As used herein, "Good Reason" means the occurrence, without Mr. Rowell's prior consent, of any of the following: (i) the assignment to Mr. Rowell of any duties inconsistent in any material respect with a President of the Check Solutions group or similar position; or (ii) the Company's or any subsidiary's requiring Mr. Rowell to perform services at any location outside the Memphis, Tennessee metropolitan area, other than reasonable business travel contemplated by Section 2 hereof.

      (c) REMEDY. Upon termination of Mr. Rowell's employment by the Company during the Initial or any Renewal Period without Cause pursuant to Section 8(a) or by Mr. Rowell pursuant to Section 8(b) only (at which time he shall cease to be an employee of the Company for all purposes), the Company will (i) pay to Mr. Rowell, on the Company's regular payroll dates and less required withholdings, the Base Salary at the rate paid to Mr. Rowell immediately prior to such termination, for the remainder of the Initial Period or for 12 months, whichever is longer; (ii) pay to Mr. Rowell annual bonuses for the remainder of the Initial Period or 12 months, whichever is longer, at such time as the Company pays bonuses, equal to the bonus to which he would have been entitled under
Section 4(b) had (x) he not been terminated and (y) the Company's profitability through the fiscal quarter ended immediately prior to the effective date of termination continued at the same rate throughout the applicable bonus period; and (iii) provide Mr. Rowell with the opportunity to purchase major medical health and dental insurance reasonably comparable to employee benefits then provided to the Company's senior officers in accordance with "COBRA". Further, to the extent Mr. Rowell would otherwise be entitled to a bonus under Section 4(b), the Company will pay Mr. Rowell a prorated bonus, for that portion of the relevant fiscal year during which he worked, at such time as the Company pays bonuses, or portions thereof, to other senior executives of the Company. The Company's obligation to reimburse Mr. Rowell's monthly country club dues and related fees and business expenses (to the extent incurred following the effective date of his termination) as provided in Section 6 shall not survive termination. Other than as expressly stated in this Section 8(c), the Company shall have no other obligation to Mr. Rowell in the event of a termination by the Company without cause in accordance with Section 8(a) or by Mr. Rowell in accordance with Section 8(b).

      If the Company terminates Mr. Rowell's employment with Cause, none of the foregoing post-termination payments or benefits, or any other post-termination or severance payments or benefits, shall be made or provided to Mr. Rowell.

      For purposes of this Agreement, the term "Cause" shall mean conduct involving one or more of the following as determined by the Company in its reasonable and good faith discretion: (i) the substantial, material and continuing failure of Mr. Rowell, after written notice thereof and fifteen (15) day opportunity to cure, to render services to the Company or any subsidiary in accordance with the terms or requirements of this Agreement other than as a result of death or disability; (ii) any material act of: disloyalty, gross negligence, willful misconduct, insubordination, misrepresentation, dishonesty or breach of fiduciary duty to the Company or any


EMPLOYMENT AGREEEMENT - Page 7
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subsidiary; (iii) the commission of an act of embezzlement or fraud; (iv)
deliberate disregard of the published corporate rules or policies of the Company or any subsidiary that results or could reasonably be expected to result in direct material loss, damage or injury to the Company or any subsidiary; (vi) material breach of the Company's or any subsidiary's published corporate policies concerning harassment, discrimination, and offensive or disruptive behavior; (vii) the unauthorized and intentional disclosure of any trade secret or confidential information of the Company or any subsidiary; (viii) knowingly committing of an act that constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to terminate a contract with the Company or any subsidiary, or that otherwise results in direct material loss, damage or injury to the Company or any subsidiary (unless Mr. Rowell reasonably believed in good faith that such conduct was not opposed to the best interest of the Company);
(ix) habitual drunkenness or an addiction to drugs; or (x) commission of a crime of moral turpitude.

      The Company's obligation to make payments (and provide COBRA benefits), if any, pursuant to Section 8(c) is in lieu of any damages and any other payment or other benefits that the Company might otherwise be obligated to pay Mr. Rowell as a result of the termination of Mr. Rowell's employment with the Company (including for claims of employment discrimination, wrongful termination or breach of this Section 8). The Company and Mr. Rowell agree that, in view of the nature of the issues likely to arise in the event of such termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the payments (and provide the COBRA benefits) as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by the Company to Mr. Rowell. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

      (d) UPON DEATH. Except as otherwise provided for in this Agreement, if Mr. Rowell dies during the term of this Agreement or any renewal, then the Company will pay his estate an amount equal to all earned and unpaid salary, prorated bonuses (if any) for that portion of the year of his death during which he worked, other bonuses (if any) accrued and payable, and accrued benefits, all as of the date of his death.

      (e) SURVIVAL. Mr. Rowell's and the Company's obligations under Sections 7, 8 and 9(h) of this Agreement and, to the extent that any allowable expenses have not been reimbursed as of the effective date of such termination, under Section 6 of this Agreement, will survive the termination of Mr. Rowell's employment with the Company.

      9.  MISCELLANEOUS.

      (a) NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or


EMPLOYMENT AGREEEMENT - Page 8
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when sent by facsimile transmission (to the receiving party's facsimile number),
(ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 9(a):

          (i)  If to the Company:   Carreker Corporation
                                    4055 Valley View Lane, Suite 1000
                                    Dallas, Texas 75244
                                    Attention:  Chief Executive Officer
                                    Phone: (972) 458-1981
                                    Fax: (972) 661-5158

          (ii) If to Mr. Rowell:    Joseph M. Rowell
                                    3496 Windgarden Cove
                                    Memphis, TN 38125

      (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between the Company or Check Solutions and Mr. Rowell concerning Mr. Rowell's employment and employment benefits. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

      (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Mr. Rowell or the Company, except that the rights and obligations of the Company under this Agreement may be assigned to a corporation which succeeds the Company as the result of a merger or other corporate reorganization and which continues the business of the Company, or a subsidiary of the Company, provided that the Company guarantees the performance by such assignee of the Company's obligations hereunder.

      (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties, and any other issues that might arise with respect to hereto.

      (e) NO WAIVER. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions of this Agreement on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.


EMPLOYMENT AGREEEMENT - Page 9
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      (f) SEVERABILITY. Mr. Rowell and the Company recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of the parties. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

      (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

      (h) DISPUTE RESOLUTION.

          (i) INFORMAL DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, the breach thereof or the relationship of the parties ("Dispute") under this Agreement shall initially be resolved as follows:

         Upon written request of either party, both parties shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

         The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

         Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

               - The designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

               - The expiration of the 30 day period immediately following the initial request to negotiate the Dispute.


          (ii) ARBITRATION OF DISPUTES. If the parties are unable to resolve the Dispute utilizing the procedure set forth in (i) above, The Dispute shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect, except


EMPLOYMENT AGREEEMENT - Page 10
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that depositions and documentary discovery shall be freely permitted.
However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute, and may, in his or her discretion, award attorneys' fees, expenses and costs.

          (iii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

          (iv) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

          (v)    PAYMENT OF COSTS. Unless otherwise allocated pursuant to
Section 9(h)(ii), the Company and Mr. Rowell will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings.

          (vi) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

          (vii) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

          (viii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.


EMPLOYMENT AGREEEMENT - Page 11
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          (ix)   NATURE OF REMEDY.  Except as specifically otherwise
provided below, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

          (x)    EQUITABLE REMEDY. Notwithstanding the provisions of this
Section 9(h) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief are not subject to arbitration, and may be brought by the parties in any court that has jurisdiction.

          (xi) CONSTRUCTION. This Agreement is a result of arms length negotiation between the parties during which each has been represented by counsel of its choice. Its terms shall not be construed for or against either party.

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.


CARREKER CORPORATION                         EMPLOYEE



By:   John D. Carreker, Jr.                  Joseph M. Rowell
      ---------------------                  ----------------
      John D. Carreker, Jr.                  Joseph M. Rowell
      Chairman of the Board and
      Chief Executive Officer




EMPLOYMENT AGREEEMENT - Page 12